
Exhibit (11)

Compass Bancshares, Inc. and Subsidiaries
Computation of Earnings Per Share
Three and Six Months Ended June 30, 1995 and 1994




                                    Three Months Ended      Six Months Ended
                                          June 30                June 30
                                    --------------------   --------------------
                                      1995        1994       1995        1994
                                    ---------  ---------   ---------  ---------
                                       (in Thousands Except Per Share Data)
PRIMARY:
Weighted average shares outstanding   38,066      37,890     38,014     37,885

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price                   239         315        217        275
                                    ---------   ---------  ---------  ---------
  Total weighted average shares
    and common stock equivalents
    outstanding                       38,305      38,205     38,231     38,160
                                    =========   =========  =========  =========

  Net income available to common
    shareholders                    $ 27,807    $ 24,696   $ 52,148   $ 48,875
                                    =========   =========  =========  =========

  Net income per common share       $   0.72    $   0.65   $   1.36   $   1.28
                                    =========   =========  =========  =========

FULLY DILUTED:
Weighted average shares outstanding   38,066      37,890     38,014     37,885

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price or period-end
  market price, whichever is higher      282         315        282        293
                                    ---------   ---------  ---------  ---------
  Total weighted average shares and
    common stock equivalents
    outstanding                       38,348      38,205     38,296     38,178
                                    =========   =========  =========  =========

  Net income                        $ 27,807    $ 24,696   $ 52,148   $ 48,875
                                    =========   =========  =========  =========

  Net income per common share       $   0.72    $   0.65   $   1.36   $   1.28
                                    =========   =========  =========  =========

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